Exhibit 16.1


June 27, 2002



LeAnn Hitchcock
Chief Financial Officer
Developed Technology Resource, Inc.
7500 Metro Boulevard, Suite 550
Edina, MN 55439


Dear LeAnn:

This is to confirm that the client-auditor relationship between Developed Technology Resource, Inc. and KPMG LLP has ceased.


Very truly yours,

KPMG LLP

/s/ Andrew D. LaFrence

Andrew D. LaFrence
PARTNER


cc:      David Johnson
         Securities and Exchange Commission